Exhibit 2.4

TACONIC FARMS, INC.,

XENOGEN CORPORATION

and

CALIPER LIFE SCIENCES, INC.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TABLE OF CONTENTS

Article 1		1

PURCHASE AND SALE		1
1.1	Purchase and Sale	1
1.2	Closing	1
1.3	Purchase Price	2
1.4	Closing Calculations	2
1.5	Closing Balance Sheet Calculations	2
1.6	Post-Closing Adjustment Payment	4
1.7	Tax Withholding	4

Article 2 REPRESENTATIONS AND WARRANTIES OF CALIPER		4

2.1	Organization of the Company	4
2.2	Company Capital Structure	5
2.3	Subsidiaries	5
2.4	Authority	6
2.5	No Conflict	6
2.6	Governmental Consents	6
2.7	Company Financial Statements	6
2.8	No Undisclosed Liabilities	7
2.9	No Changes	7
2.10	Tax Matters,	9
2.11	Restrictions on Business Activities	13
2.12	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment	13
2.13	Intellectual Property	14
2.14	Sufficiency of Assets	17
2.15	Contracts	18
2.16	No Defaults	19
2.17	Interested Person Transactions	19
2.18	Governmental Authorization	20
2.19	Litigation	20
2.20	Accounts Receivable	20
2.21	Minute Books	20
2.22	Environmental Matters	20
2.23	Fees and Expenses	24
2.24	Employee Benefit Plans and Compensation	24
2.25	Insurance and Bonds	27

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.26	Compliance with Laws	28
2.27	Animal Welfare	28
2.28Council on Accreditation of the Association for Assessment and Accreditation of Laboratory Animal Care Certification		28
2.29	Foreign Corrupt Practices Act	28
2.30	Health Profiles	29
2.31	Warranties	29
2.32	Complete Copies of Materials	29
2.33	Insider Loans	29
2.34	Suppliers and Customers	29
2.35	Privacy	30
2.36	Compliance with the Immigration Reform and Control Act	30
2.37	Data Room	30
2.38	Representations Complete	31

Article 3 REPRESENTATIONS AND WARRANTIES OF TACONIC		31

3.1	Organization and Standing	31
3.2	No Conflict	31
3.3	Consents	31

Article 4 AGREEMENTS		32

4.1	Confidentiality	32
4.2	Expenses	32
4.3	Public Disclosure	32
4.4	Reasonable Best Efforts	32
4.5	Additional Documents and Further Assurances	33
4.6	Employment Arrangements	33
4.7	Non-Continuing Employees	33
4.8	Employment of Continuing Employees	33
4.9	Internet Inquiries	34
4.10	Xenogen Trademark	34
4.11	Destruction of Confidential Information	34
4.12	Tax Matters	34
4.13	Tax Sharing Agreements	36
4.14	Non-Solicitation	36
4.15	Caliper Confidential Information Remaining with the Company	36
4.16	Promega Corporation (PGL3) Sublicense	36

Article 5 CONDITIONS TO THE CLOSING		36

5.1	Conditions to the Obligations of Each Party to Effect the Transaction	36
5.2	Additional Conditions to the Obligations of Taconic	37
5.3	Additional Conditions to the Obligations of Caliper	38

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ii

Article 6 INDEMNIFICATION AND ESCROW		39

6.1	Survival	39
6.2	Indemnification by Caliper	39
6.3	Claims for Indemnification	41
6.4	Escrow Fund	42

Article 7 GENERAL PROVISIONS		43

7.1	Notices	43
7.2	Interpretation	44
7.3	Counterparts	44
7.4	Entire Agreement; Assignment	45
7.5	Severability	45
7.6	Other Remedies	45
7.7	Governing Law	45
7.8	Rules of Construction	45
7.9	Specific Performance	45
7.10	Attorneys’ Fees	45
7.11	WAIVER OF JURY TRIAL	46

Article 8 DEFINITIONS		46

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

iii

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Closing Agenda

Exhibit B	Form of Section 382 Allocation Agreement

Exhibit C	Distribution and Supply Agreement

Exhibit D	Form of Escrow Agreement

Exhibit E	License Agreement (for Imaging Services)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 11, 2009 by and among Taconic Farms, Inc., a New York corporation (“Taconic”), Caliper Life Sciences, Inc., a Delaware corporation (“CLS”), and Xenogen Corporation, a Delaware corporation and a wholly owned subsidiary of CLS (“Xenogen” and collectively with CLS, “Caliper”). Certain capitalized terms used but not otherwise defined herein are defined in Article 8 hereof.  All representations, covenants and agreements of CLS and Xenogen herein shall be deemed to be joint and several, whether so expressed or not, unless otherwise not permitted by the context.

RECITALS

A.            Taconic wishes to purchase from Caliper, and Caliper wishes to sell to Taconic, all of the issued and outstanding capital stock and other equity interests in Xenogen Biosciences Corporation, an Ohio corporation (the “Company”) and wholly owned subsidiary of Caliper.

B.            A portion of the consideration payable by Taconic in connection with this Agreement and the transactions contemplated hereby (the “Transaction”) shall be placed in escrow by Taconic as security for the indemnification obligations set forth in this Agreement.

C.            Caliper is making certain representations warranties regarding the Company and is also making certain covenants and other agreements in connection with the Transaction.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1           Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Caliper will sell to Taconic, and Taconic will purchase from Caliper, at the Closing (as defined below), all of the issued and outstanding capital stock (the “Shares”) in the Company.

1.2           Closing.

(a)   The closing of the Transaction (the “Closing”) is effective as of 9a.m. on the day this Agreement and the Ancillary Agreements, in addition to other closing documents, are executed and delivered.  For this purpose, such date is called the “Closing Date.”  All documents and signatures are being exchanged by electronic delivery.

(b)   At the Closing:

(i)                                     Taconic is delivering (A) the Estimated Purchase Price to Caliper, less an amount equal to the Escrow Amount, by wire transfer of immediately available funds, and (B) the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)                                  Caliper is delivering to Taconic certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

(iii)                               The appropriate persons are executing and delivering the license, distribution, escrow, transition services and other ancillary agreements and documents (the “Ancillary Agreements”).

(iv)                              The appropriate persons are executing and delivering, or delivering, the other items set forth on the Closing Agenda attached hereto as Exhibit A.

1.3           Purchase Price.

(a)   The “Final Purchase Price” shall be an amount equal to:

(i)                                     Eleven Million Dollars ($11,000,000),

(ii)                                  plus Company Cash,

(iii)                               minus any Indebtedness that has not been discharged pursuant to Section 5.2(f),

(iv)                              minus the Deferred Revenue Amount, and

(v)                                 plus (or minus) the Net Working Capital Adjustment.

1.4           Closing Calculations.

(a)   Caliper has caused the Company to deliver to Taconic its good faith calculation, in reasonable detail, of its estimate of the following amounts as of the close of business on the Closing Date:

(i)                                     the amount of Company Cash (the “Estimated Company Cash”),

(ii)                                  the amount of Indebtedness (the “Estimated Indebtedness”),

(iii)                               the Deferred Revenue Amount (the “Estimated Deferred Revenue Amount”) and

(iv)                              Net Working Capital (the “Estimated Net Working Capital”).

(b)   Using these estimates, the parties have agreed that, for purposes of the Closing, the Final Purchase Price is estimated at [***] Dollars ($[***]) (the “Estimated Purchase Price”).

1.5           Closing Balance Sheet Calculations.  As promptly as practicable, but in any event within 60 days after the Closing Date, Taconic will deliver to Caliper a consolidated balance sheet of the Company dated as of the close of business on the Closing Date (the “Closing

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Balance Sheet”) and a statement showing the calculation, as of such date and time, of Company Cash, Indebtedness, the Deferred Revenue Amount, Net Working Capital and the Net Working Capital Adjustment, all derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Statement”). The Closing Balance Sheet shall be prepared and Company Cash, Indebtedness, the Deferred Revenue Amount, Net Working Capital, and the Net Working Capital Adjustment shall be determined in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Financial Statements.  After delivery of the Preliminary Statement, Caliper and its accountants and other representatives shall be permitted reasonable access to review the Company’s books and records and work papers related to the preparation of the Preliminary Statement. Caliper and its accountants and other representatives may make inquires of Taconic and its accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and Taconic shall use its, and shall cause the Company to use its, commercially reasonable best efforts to cause any such accountants to cooperate with and respond to such inquiries. If Caliper has any objections to the Preliminary Statement, Caliper shall deliver to Taconic a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Taconic within 30 days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto. Caliper and Taconic shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within fifteen (15) days after the delivery of the Objections Statement, Caliper and Taconic shall submit such dispute to BDO Seidman, LLP (the “Dispute Resolution Auditor”). Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which Caliper and Taconic are unable to resolve. The Dispute Resolution Auditor’s determination will be based solely on the definitions of Company Cash, Indebtedness, the Deferred Revenue Amount, Net Working Capital, and the Net Working Capital Adjustment contained herein and the provisions of this Section 1.5. Caliper and Taconic shall use their commercially reasonable best efforts to cause the Dispute Resolution Auditor to resolve all such disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by Taconic and Caliper which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent audit or review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Auditor shall be allocated between Taconic, on the one hand, and Caliper on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Caliper claims the appropriate adjustments are $1,000 greater than the amount determined by Taconic’s accountants, and Taconic contests only $500 of the amount claimed by Caliper, and if the Dispute Resolution Auditor ultimately resolves the dispute by awarding to Caliper $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Taconic and 40% (i.e., 200 ÷ 500) to Caliper.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.6           Post-Closing Adjustment Payment.

(a)   If, after taking into account any required adjustments, the Final Purchase Price is greater than the Estimated Purchase Price (the amount of such difference, a “Payment Shortfall”), then Taconic shall, within five (5) business days of the final determination of the Final Purchase Price, pay the Payment Shortfall to Caliper.

(b)   If, after taking into account any required adjustments, the Final Purchase Price is less than the Estimated Purchase Price (the amount of such difference, an “Excess Payment”), then Caliper shall, within five (5) business days of the final determination of the Final Purchase Price, pay the Excess Payment to Taconic.

1.7           Tax Withholding. Taconic will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person or entity such amounts as Taconic determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to such person or entity in respect of which such deduction and withholding was made.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF CALIPER

Caliper represents and warrants to Taconic that, except as set forth in the Disclosure Schedule delivered by Caliper to Taconic (the “Disclosure Schedule”), the statements contained in this Article 2 are true and correct as of the date of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  Caliper further represents and warrants that the statements contained in the Disclosure Schedule are true and correct as of the date of the Closing.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2. The disclosures in any section or subsection of the Disclosure Schedule will qualify other sections or subsections in this Article 2 only if it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections and the relationship between the disclosure and the related section and subsections is reasonably clear.

2.1           Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of Ohio. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation (if applicable) in each jurisdiction in which it conducts business, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Caliper has delivered to Taconic (i) a true and correct copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Charter Documents”) and (ii) a true and correct copy of the minutes of meetings and other actions of the board of directors, including any committees of the board of directors, and the stockholder of the Company (acting in its capacity as such) since the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Acquisition Date, which reflect all actions of such stockholder (acting in its capacity as such), the board of directors and any committees of the board of directors of the Company up to the date hereof and are in full force and effect on the date hereof. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company are not now and, since January 1, 2001, have not been conducted by the Company under any other name. The Company is not in violation of any of the provisions of the Company Charter Documents.

2.2           Company Capital Structure.

(a)   The authorized capital stock of the Company consists of 750,000 shares of common stock, no par value (“Common Stock”).  The Company has 1,000 shares of Common Stock outstanding, and all outstanding shares of capital stock of the Company are owned, of record and beneficially, by Xenogen, which is a direct wholly owned subsidiary of CLS. The Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company or Caliper is a party or by which either the Company or Caliper is bound. Since at least January 1, 2001, the Company has not repurchased any shares of its capital stock. There are no declared or accrued but unpaid dividends with respect to any shares of Common Stock.

(b)   The Company has not, since the Acquisition Date, authorized or issued any Common Stock, and there are not, and have not been since the Acquisition Date, any options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Caliper or any of its Subsidiaries, including the Company (each a “Caliper Company”), is a party or by which it is bound, obligating any such entity to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant any such option, warrant, call, right, commitment or agreement. There are not, and since the Acquisition Date have not been, any outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. Upon the consummation of the Closing, Taconic will be the sole record and beneficial holder of the Shares and all rights to acquire or receive any Shares.

2.3           Subsidiaries.  The Company does not have, and since the Acquisition Date never had, any Subsidiaries and does not otherwise own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity or have any ongoing obligation to purchase any shares of capital stock with respect thereto. Any other documents required by applicable Law to be filed with the competent commercial register or other comparable authorities have been completed and duly and timely filed, except where the failure to file any such documents, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company does not have any permanent establishments, branches, agencies or similar affiliates.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4           Authority.

(a)   Caliper has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Caliper, and no further action is required on the part of Caliper or the Company to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Caliper and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Caliper, enforceable against Caliper in accordance with its terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

(b)   The Board of Directors of each of CLS and Xenogen has unanimously approved this Agreement and the transactions contemplated by this Agreement.

2.5           No Conflict.  The execution and delivery by Caliper of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Company Charter Documents; (ii) except as set forth in Section 2.5 of the Disclosure Schedule, any mortgage, indenture, lease, contract (whether written or oral), covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which any Caliper Company, or any of its respective properties or assets (whether tangible or intangible) is a party or, as the case may be, subject; or (iii) any Law applicable to any Caliper Company, or any of its respective properties (whether tangible or intangible) or assets.. As a result of the consummation of the transactions contemplated by this Agreement, the Company will not be prohibited from exercising any of its rights under any of the Contracts to which it is a party or a sublicensee, and Taconic will not be required to pay any additional amounts or consideration other than ongoing fees, royalties or payments, which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred, except as may be required in connection with obtaining rights to use the Specified Third Party Intellectual Property..

2.6           Governmental Consents.  Except as set forth in Section 2.6 of the Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.7           Company Financial Statements.

(a)   Section 2.7(a) of the Disclosure Schedule sets forth (i) the Company’s unaudited  balance sheets as of December 31, 2007 and December 31, 2008, and the related unaudited  statements of income for each fiscal year then ended and (ii) the Company’s unaudited  balance sheets as of the end of each calendar month since December 31, 2008, and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the related unaudited statement of income for each of the calendar months then ended, together with the equivalent financial statements in the prior fiscal year (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements are true and correct in all material respects and have been prepared in all material respects in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other. The Financial Statements present fairly, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments in the case of interim Financial Statements, which are not material in amount. Caliper maintains with respect to the Company a standard system of accounting established and administered in accordance with GAAP. The Company’s unaudited consolidated balance sheet as of November 30, 2009, is referred to hereinafter as the “Current Balance Sheet.”

(b)   The Company maintains a system of internal accounting controls and procedures, which internal accounting controls and procedures are sufficient to provide reasonable assurance that (i) transactions by the Company are executed with management’s authorization, (ii) transactions by the Company are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets of the Company is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Caliper has not identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by it that may affect the Financial Statements, (B) any fraud, whether or not material, that involves the employees of the Company or (C) any claim or allegation regarding any of the foregoing.

2.8           No Undisclosed Liabilities.  Except as set forth in Section 2.8 of the Disclosure Schedule, the Company does not have any obligation, expense, claim, deficiency, guaranty or endorsement of any type, including any inter-company items, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except liabilities which individually or in the aggregate (i) have been reflected in the Current Balance Sheet or disclosed in the notes thereto (to the extent of such reflection or disclosure), (ii) have arisen in the Ordinary Course of Business since the date of the Current Balance Sheet, or (iii) are executory non-material obligations arising in the Ordinary Course of Business (and not as a result of the breach of any Contract identified in Sections 2.13 or 2.15 hereof).

2.9           No Changes.  Except as set forth in Section 2.9 of the Disclosure Schedule, since the date of the Current Balance Sheet, there has or have not been, occurred or arisen any:

(a)   transaction by the Company that is material to the Company, except in the Ordinary Course of Business;

(b)   amendment or change to the Company Charter Documents;

(c)   capital expenditure or commitment by the Company exceeding $25,000 individually or $50,000 in the aggregate;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)   payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $25,000 in the aggregate, of any claim or Liability, other than payment, discharge or satisfaction of claims, liabilities and obligations in the Ordinary Course of Business or of liabilities reflected or reserved against in the Current Balance Sheet;

(e)   destruction of, damage to, or loss of any assets (whether tangible or intangible) of the Company with a book value in excess of $10,000 in any one case or $25,000 in the aggregate, whether or not covered by insurance;

(f)    labor dispute or claim of wrongful discharge or other unlawful labor practice or action with respect to the Company;

(g)   change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

(h)   change in any material election in respect of Taxes, adoption or change in any material accounting method in respect of Taxes, material agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i)    revaluation by the Company of any of its assets (whether tangible or intangible);

(j)    declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any capital stock of the Company, or any split, combination or reclassification in respect of any shares of capital stock of the Company, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or any direct or indirect repurchase, redemption or other acquisition by the Company of any shares of capital stock of the Company (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(k)   increase in the base salary or other compensation payable or to become payable by the Company to any Company Personnel, or the declaration, payment, commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(l)    entering into of any material Contract to which the Company is a party or by which the Company, any of its assets (whether tangible or intangible) are bound or any termination, extension, material amendment or modification of the terms of any material Contract to which the Company is a party or by which it or any of its assets are bound;

(m)  sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company taken as a whole, including the sale of any accounts receivable of the Company, or any creation of any security interest in any such material assets or material properties;

(n)   outstanding loan by the Company to any person or entity, incurring by the Company of any Indebtedness, guaranteeing by the Company of any Indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

except for advances to Company Personnel for travel and business expenses in the Ordinary Course of Business;

(o)   granting of any waiver or release by the Company of any right or claim material to the Company, including any write-off or other compromise of any account receivable of the Company exceeding $5,000 individually or $25,000 in the aggregate;

(p)   commencement, settlement, notice or, to the Knowledge of Caliper, threat, of any lawsuit or proceeding or other investigation against the Company;

(q)   notice of any claim or potential claim of ownership by any person other than the Company of the intellectual property owned, developed or created by the Company or of any claim or potential claim of infringement by the Company of any other person’s intellectual property;

(r)    issuance or sale, or contract to issue or sell, by the Company of any Shares or any securities convertible into, or exercisable or exchangeable for, Shares, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Shares upon the exercise thereof;

(s)   (i) sale or license by the Company of any Company Intellectual Property or execution of any agreement with respect to any Company Intellectual Property, (ii) purchase or license by the Company of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement by the Company with respect to the development of any Intellectual Property with a third party, or (iv) material change in pricing or royalties set or charged by the Company to their customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company, except in the case of clause (i) or (ii), with respect to non-exclusive end user licenses of object code in the Ordinary Course of Business and on the Company’s standard terms and conditions;

(t)    agreement or material modification to any agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company;

(u)   event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect; or

(v)   agreement by the Company, or any officer or employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (u) of this Section 2.9.

2.10         Tax Matters,

(a)   The Company has filed all material Tax Returns that it was required to file under applicable Tax Laws and such Tax Returns were true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Tax Laws.  All Taxes required to be paid by the Company have been timely paid, whether or not shown on any Tax Return, except for any Taxes for which there have been proper accruals under GAAP and are reserved on the Current Balance Sheet.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  Since January 1, 2005, no claim

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

has been made by a Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction and to Caliper’s Knowledge, no such jurisdiction has any reasonable basis for such a claim.  There are no Liens for Taxes upon any of the property or assets of the Company other than for Taxes that are not yet due and payable or for non-material Taxes that are being contested in good faith and for which there have been proper accruals under GAAP and are reserved for on the Current Balance Sheet.  The Company has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)   Each Affiliated Group has filed all material Tax Returns that it was required to file under applicable Tax Laws for each taxable period during which the Company was a member of such Affiliated Group.  All such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Tax Laws.  All Taxes required to be paid by any Affiliated Group have been timely paid for each taxable period during which the Company was a member of such Affiliated Group, whether or not shown on any Tax Return, except for any Taxes for which there have been proper accruals under GAAP and are reserved on the Current Balance Sheet.  To the Knowledge of Caliper, no Governmental Entity is expected to assess any additional Taxes against any Affiliated Group for any taxable period during which the Company was a member of such Affiliated Group.  There is no dispute or claim concerning any Tax Liability of any Affiliated Group for any taxable period during which the Company was a member of such Affiliated Group either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which Caliper has Knowledge based upon personal contact with any agent of such Governmental Entity.  No Affiliated Group has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, in each case for any taxable period during which the Company was a member of such Affiliated Group.

(c)   The Company has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including without limitation amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign person or entity, or other third party). The Company has, within the time and the manner prescribed by Law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws, and all Tax Returns or other forms required to be filed with respect thereto have been properly completed and timely filed.

(d)   Section 2.10(d) of the Disclosure Schedule (i) lists all federal, state, local, and foreign jurisdictions to which any Tax is properly payable by or with respect to either the Company (ii) lists the type of Tax or Taxes payable in such jurisdiction, (iii) lists all Tax Returns filed by, on behalf of or with respect to the Company in each such jurisdiction for each taxable period ended on or after January 1, 2005, (iv) indicates those Tax Returns that have been audited or are currently the subject of audit, and (v) lists any written document received by the Company from any Governmental Entity indicating an intent to open an audit or other review, requesting information related to Tax matters, or providing notice of deficiency or of proposed adjustment for any amount of Tax.  The Company has delivered or caused to be delivered to Taconic true, correct and complete copies of all Tax Returns filed with respect to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Company and all federal, state, local, and foreign examination reports or statements of deficiencies assessed against or agreed to by the Company received since January 1, 2005.

(e)   The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code (or any corresponding provision of state, local, or foreign Tax Law).

(f)    The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(g)   The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract with any third party which could be treated as a partnership for federal income tax purposes.  The Company is not a party to or bound by any Tax allocation or sharing agreement.  Since January 1, 2001, the Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the only member of which is the Company or a group the common parent of which was either CLS or Xenogen), and the Company does not have any Liability for the Taxes of any person or entity as a consequence of being a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes prior to January 1, 2001.  The Company does not have any Liability for the Taxes of any person or entity (other than the Caliper Companies) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(h)   Section 2.10(h) of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date: (i) the Tax basis of each asset held by the Company; (ii) the amount of any net operating loss carryover, net capital loss carryover, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Company, as allowable under the Code, and after application, as applicable, of Treasury Regulations under Section 1502 of the Code, including without limitation Treasury Regulation Section 1.1502-21 (or any similar provisions of applicable state, local, or foreign Law); and (iii) the amount of any deferred gain or loss allocable to the Company arising out of any intercompany transaction.

(i)    The unpaid Taxes of the Company (whether currently accrued or accruing prior to the Closing Date, as applicable) (i) did not, as of November 30, 2009, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.  Since November 30, 2009, the Company has not incurred any Liability for Taxes accruing after such date other than unpaid Taxes arising in the Ordinary Course of Business.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(j)       The Company has not made any change in accounting methods or related-party transaction pricing, or received a ruling from any Governmental Entity or signed an agreement with respect thereto, with respect to any Tax year.  The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of any change in accounting method, pursuant to Section 482 of the Code by reason of any adjustment to pricing among related parties, or pursuant to any similar provisions of applicable state, local, or foreign Law by reason of changes in accounting method or adjustments to pricing among related parties; nor has any Governmental Entity proposed any such change of accounting method or adjustment to related-party pricing.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.  No indebtedness of the Company constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code (ignoring for this purpose Section 279(b)(4) of the Code).  The Company has not distributed stock of another person or entity, or has had its stock distributed by another person or entity, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)      The Company does not own, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code.  The Company has not filed a consent under Section 341(f) of the Code (as in effect prior to Public Law 108-27) concerning collapsible corporations, and Section 341(f)(2) of the Code (as in effect prior to Public Law 108-27) does not apply to any assets of the Company.  No power of attorney with respect to the Company with respect to any matter relating to Taxes is currently in effect.  Except as set forth in Section 2.10(k) of the Disclosure Schedule, no election under Section 108, 441 or 1017 of the Code has been made by or with respect to the Company.

(l)       The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.  The Company has no cash or other assets that has been or may be delivered to a Governmental Entity (or public official thereof) pursuant to any applicable abandoned property, escheat or similar Law.

(m)     Since at least January 1, 2005, the Company has not taken any deduction or received any Tax benefit arising with respect to any “reportable transaction” as defined in Section 6707A(c) of the Code (or any corresponding provision of state, local or foreign Tax Law).  Each position on any federal or state income Tax Return that relates to the Company and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that could give rise to a substantial understatement penalty under Section 6662 of the Code has been adequately disclosed on such Tax Return.

(n)      For purposes of this Section 2.10, any reference to the Company shall be deemed to include the Company and any entity that merged or was liquidated into the Company.

2.11         Restrictions on Business Activities.  There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or that is otherwise binding upon the Company that has or may reasonably be expected to have the effect of prohibiting or impairing any present business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person, except for license agreements entered into by the Company in the Ordinary Course of Business that limit the Company’s use of licensed technology to a defined field of use. Without limiting the generality of the foregoing, and except for such license agreements, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers in any geographic area, during any period of time or in any segment of the market.

2.12         Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)      The Company does not own any real property, nor has the Company ever owned any real property.  Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or otherwise used or occupied by the Company for the operation of the Company’s businesses (the “Leased Real Property”), together with the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of Caliper, by any other party thereto.

(b)      Caliper has delivered to Taconic true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements affecting the Leased Real Property or to which the Company is bound.  The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.  The consummation of the transactions contemplated by this Agreement will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)      The Leased Real Property and any improvements thereon (i) are in good operating condition and repair, (ii) to the Knowledge of the Caliper, are free from structural, physical and mechanical defects, (iii) are maintained in a manner consistent with standards generally followed with respect to similar properties, and (iv) to the Knowledge of Caliper, are structurally sufficient and otherwise suitable for the conduct of the business of the Company as presently conducted.

(d)      The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any judgments or Liens, except (i) as reflected in the Current Balance Sheet or the notes thereto, (ii) Liens for Taxes, assessments and similar charges which are not yet due and payable, or non-material items that are being contested in good faith, (iii) Liens securing Indebtedness of the Company and its Affiliates owing to Silicon Valley Bank, which Liens will be released as of the Closing, and (iv) such imperfections of title and encumbrances, if any, that do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby.

(e)      Section 2.12(e) of the Disclosure Schedule lists all items of equipment (the “Equipment”) with a book value in excess of $5,000 and owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f)       The Company has the valid right to use, unrestricted by contract or statute, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to the Company’s current and former customers.

(g)      All improvements on the Leased Real Property (i) substantially conform to all applicable Laws, including zoning and building ordinances and health and safety ordinances, and such Leased Real Property is zoned for the various purposes for which the leased Real Property and improvements thereon are presently being used, and (ii) are adequate and sufficient for the operation of the business of the Company as presently conducted.  The Company has not received notice from any Governmental Entity or lessor requiring material work to be done or material improvements to be made upon any of the Leased Real Property and, to the Knowledge of Caliper, no such work or improvements has been or will be requested by any other person.

2.13         Intellectual Property.

(a)      Section 2.13(a) of the Disclosure Schedule sets forth a complete and accurate list of each and every agreement relating to Licensed—In Intellectual Property (excluding software and databases licensed to the Company under standard non-exclusive software licenses granted to end-user customers by third parties in the ordinary course of such third parties’ business) and Licensed-Out Intellectual Property (collectively, “Licensed Company Intellectual Property”), in each case specifying the parties to the agreement.  [***] there are [***] regarding the scope of [***], or with respect to [***].  All agreements relating to the Licensed Company Intellectual Property are in full force and effect and will be in full

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

force and effect immediately after the Closing, and the Company will be entitled to the full benefit thereof.

(b)      Section 2.13(b) of the Disclosure Schedule sets forth the following Owned Company Intellectual Property Right: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents and (iii) all registered Copyrights, and all applications for any of the foregoing, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. All of the Owned Company Intellectual Property is valid and subsisting. All logbooks, documents and records supporting the creation and ownership of Intellectual Property have been confidentially retained by the Company.  All necessary documents and certificates in connection with such Owned Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or elsewhere in the world, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Owned Company Intellectual Property.  There are no actions that must be taken by the Company within 150 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Owned Company Intellectual Property.

(c)      Section 2.13(c) of the Disclosure Schedule contain, respectively, a complete and accurate list of all products and services marketed by the Company in the year preceding the date hereof (the “Company Products and Services”).

(d)      There are no Domain Name registrations owned by the Company.

(e)      In each case in which the Company has acquired ownership of any Trademark, Copyright, or Patent currently included in the Owned Company Intellectual Property from another person (each of which are identified in Section 2.13(b) of the Disclosure Schedule), the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property to the Company has, in the case of a Patent, Trademark or registered Copyright, recorded or had recorded each such assignment with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws.

(f)       The Company Intellectual Property is sufficient for the conduct of the business of the Company as it is currently conducted, except that Taconic acknowledges that (i) Taconic will need the third party intellectual property specified in Section 2.13(f) of the Disclosure Schedule in order to conduct portions of the light producing transgenic animal or in vivo imaging business (the “Specified Third Party Intellectual Property”) and (ii) the nature of the Company’s business is such that additional license rights to cell lines, reagents or other technologies may be required from time to time in the future, depending on the types of services performed by the Company after the date hereof (it being understood and represented that no such license rights are currently required in the conduct of the business of the Company as presently conducted, except for the Specified Third Party Intellectual Property). The Company Intellectual Property, together with the Intellectual Property to be licensed to the Company by Caliper effective as of the Closing (which licenses to Intellectual Property are described in

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Sections 5.1(c), 5.2(d) and 5.2(e)) constitutes all Intellectual Property and Intellectual Property Rights used by the Company in its business, except for the Specified Third Party Intellectual Property).

(g)      The Company owns all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than encumbrances, restrictions or other obligations expressly set forth in any of the Licensed Company Intellectual Property, except as set forth in Section 2.13(g) of the Disclosure Schedule. All Owned Company Intellectual Property was created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights therein to the Company, and no third party owns or has any rights to any of the Owned Company Intellectual Property. No Company Personnel owns or has a license to any Company Intellectual Property.

(h)      The Company has taken reasonable and appropriate steps to protect and preserve the confidentiality of any trade secrets that comprise any part of the Company Intellectual Property, and, to the Knowledge of Caliper, there have not occurred any unauthorized uses, disclosures or infringements of any such trade secrets by any person. All use and disclosure by the Company of Trade Secrets owned by another person have been pursuant to the terms of a written agreement with such person or was otherwise lawful. Without limiting the foregoing, the Company has a valid confidentiality and assignment agreement, substantially in the Company’s standard form previously delivered to Taconic, in place with each employee and contractor who has ever created Intellectual Property, except for any failure to have such an agreement in place that has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the extent necessary, since January 1, 2001, the Company has enforced such agreements.

(i)       Except as set forth in Section 2.13(i) of the Disclosure Schedule, none of the Company’s Products and Services, nor any other operation of the Company’s business, has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party.  To the Knowledge of Caliper as of the date hereof, no person or any of such person’s products or services or other operation of such person’s business is infringing upon or otherwise violating any Company Intellectual Property.

(j)       There is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of Caliper, filed or threatened with respect to, and the Company has not been notified in writing of, any alleged infringement or other violation by the Company or any of the Company’s Products and Services or other operation of the Company’s business of the Intellectual Property Rights of such third party, except as set forth in Section 2.13(j) of the Disclosure Schedule.  To the Knowledge of Caliper, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s rights with respect to, any of the Company Intellectual Property.  The Company has not received any opinion of counsel regarding (i) any potential allegation of infringement, (ii) the application of any Patent to the Company Products and Services, or (iii) the operation of the Company’s business. The Company is not subject to any order of any Governmental Entity that restricts or impairs the use, transfer or licensing of any Company Intellectual Property.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(k)      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Transaction) will not result in (i) the Company granting to any third party or to a Caliper Company any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination or cancellation under any Licensed Company Intellectual Property, (iii) the imposition of any Lien on any Owned Company Intellectual Property, or (iv) after the Transaction, Taconic, the Company or any of Taconic’s other Subsidiaries being required, under the terms of any agreement to which the Company is a party, to grant any third party or a Caliper Company any rights or licenses to any of Taconic’s or any of its Subsidiaries’ Intellectual Property or Intellectual Property Rights or to pay any royalties or other amounts in excess of those that would have, in any event, been payable by the Company had the transactions contemplated by this Agreement not occurred. Section 2.13(k) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all “open source” software that is used by the Company in connection with the Company’s business or incorporated in or used in connection with any of the Company’s Products and Services. To the Knowledge of Caliper, the Company has not violated any license related to any open source software used by the Company.

(l)       None of the proprietary or confidential information related to Company Products and Services or trade secrets included within Company Intellectual Property have been published or disclosed by the Company, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the Knowledge of Caliper, by any other person except as authorized by the Company under a non-disclosure agreement enforceable by the Company.

(m)     The Company’s collection and dissemination of personal customer information in connection with their business has been conducted in material compliance with applicable privacy policies published or otherwise adopted by the Company and any applicable Law.

(n)      To the Knowledge of Caliper, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Owned Company Intellectual Property.  To the Knowledge of Caliper, no Company Personnel who was involved in, or who contributed to, the creation or development of any such Owned Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Company Personnel was also performing services for the Company.

(o)      If the Company has exported the Company Products and Services, or any technical information or other technology within its control, it has done so in material compliance with the requirements of U.S. export Laws, as promulgated and enforced by the Bureau of Export Administration.

2.14         Sufficiency of Assets.  Except as set forth in Section 2.14 of the Disclosure Schedule, the assets currently owned by the Company, or which the Company otherwise has the right to use without requirement of payment to any Caliper Company or any third party, are sufficient for the conduct of the Company’s business as presently conducted, except that Taconic acknowledges that (i) Taconic will need the Specified Third Party Intellectual Property and (ii) the nature of the Company’s business is such that additional license rights to cell lines, reagents

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or other technologies may be required from to time in the future, depending on the types of services performed by the Company after the date hereof (it being understood and represented that no such license rights are currently required by Caliper or the Company except for the Specified Third Party Intellectual Property).  Such assets constitute all assets used by the Company in its business, except for the Specified Third Party Intellectual Property.

2.15         Contracts.  Except as set forth in Section 2.15 of the Disclosure Schedule, as of the date hereof, the Company is not a party to, or is not bound by:

(a)      any employment or consulting Contract with an employee or individual consultant or salesperson, or consulting or sales Contract with a firm or other organization to provide services to the Company;

(b)      any agreement or plan, including any stock option plan, stock appreciation rights plan, phantom stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)      any fidelity or surety bond or completion bond;

(d)      any lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate;

(e)      any Contract relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

(f)       any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the Company’s Ordinary Course of Business;

(g)      any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

(h)      any purchase order or Contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;

(i)       any dealer, distribution, joint marketing or development Contract;

(j)       any sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company’s products, technology or services; or

(k)      any other Contract that involves (i) annually $10,000 individually or $25,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days, (ii) minimum purchase commitments by the Company, (iii) ongoing service or support obligations in excess of $10,000 individually or $25,000 in the aggregate that are not cancelable without penalty or refund within thirty (30) days, or (iv) the development or delivery of any customer-specified product enhancements or upgrades.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The Company does not have any cash or other obligations to any person under or with respect to a Contract in connection with returns, rebates, co-marketing arrangements, service level agreements, most-favored nations undertakings, price protection mechanisms, or warranties.

2.16         No Defaults.  The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract required to be disclosed under Sections 2.13 or 2.15 hereof, nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both.  Each Contract required to be disclosed under Sections 2.13 or 2.15 hereof is in full force and effect, and the Company is not in material default thereunder, nor to the Knowledge of Caliper is any other party to any such Contract in material default thereunder.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension (with the lapse of time, giving of notice or both) of any Contract required to be disclosed under Sections 2.13 or 2.15 hereof.  Except as set forth in Section 2.16 of the Disclosure Schedule, the transfer, assignment and delegation of all rights and obligations under the Contracts required to be disclosed under Sections 2.13 or 2.15 hereof in connection with the consummation of the transactions contemplated by this Agreement will not require the consent of any party to such Contracts.  Following the Closing Date, the Company will be permitted to exercise all of the Company’s rights under the Contracts required to be disclosed under Sections 2.13 or 2.15 hereof to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.

2.17         Interested Person Transactions.

(a)      Except for intercompany transactions and services among the Caliper Companies in the Ordinary Course of Business as described in Section 2.17 of the Disclosure Schedule (the “Intercompany Transactions”), none of Caliper Companies and none of the officers and directors of any of the Caliper Companies, nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest, (an “Interested Person”), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any economic interest in any entity that purchases from or sells or furnishes to the Company, any services, products or technology, or (iii) a beneficial interest in any Contract to which the Company is a party, except in the case of clause (iii) in any such person’s capacity as an officer, director or stockholder of the Company; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a private corporation, or one percent (1%) of the outstanding voting stock of a publicly traded corporation, shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17.

(b)      Except for the Intercompany Transactions, all transactions pursuant to which a Caliper Company or any of its respective officers or directors or any Interested Person has purchased any services, products or technology from, or sold or furnished any services,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

products or technology to, the Company have been on an arms’ length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

2.18         Governmental Authorization.  Each consent, license, permit, grant or other authorization from any Governmental Entity that is material for the operation of the Company’s business as currently conducted has been issued or granted to the Company and is in full force and effect and is not affected by the transactions contemplated hereby.

2.19         Litigation.  There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of Caliper, threatened against the Company, any of its properties (tangible or intangible) or any of its officers or directors in their respective capacities as such.  There is no investigation, inquiry or other proceeding pending or, to the Knowledge of Caliper, threatened against the Company, any of its properties (tangible or intangible) or any of its officers or directors in their respective capacities as such by or before any Governmental Entity.  No Governmental Entity has provided the Company with written notice challenging or questioning the legal right of the Company to conduct its operations as conducted at that time or as presently conducted.

2.20         Accounts Receivable.

(a)      Caliper has delivered to Taconic a list of all accounts receivable of the Company as of the Current Balance Sheet Date, together with the respective range of days elapsed since each invoice.

(b)      All of the Company’s accounts receivable are bona fide, arose in the ordinary course of business and are carried at values determined in accordance with GAAP, consistently applied, less any reserves for doubtful accounts set forth on the Current Balance Sheet and are collectible in full, net of related reserves. As of the Closing, no person will have any Lien on any of the Company’s accounts receivable.  No request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

2.21         Minute Books.  The minutes of the proceedings of meetings and written actions of the Board of Directors of the Company since the Acquisition Date provided to Taconic are the only such minutes of the Company as of the date of this Agreement and contain accurate summaries of all meetings and actions by written consent of the Board of Directors (or committees thereof) of the Company since the Acquisition Date.

2.22         Environmental Matters.  Without limiting the generality of any other representations and warranties contained in this Article 2:

(a)      Environmental Compliance.  The Company is currently in material compliance with and has for the five (5) years prior to the date hereof complied in all material respects with, and has not received any written or oral notice or other communication asserting or alleging a violation of, Environmental Laws or Environmental Orders. Neither the Company nor any of its predecessors has generated, transported, stored, used, managed, manufactured, sold, reclaimed, recycled or disposed of any Hazardous Materials, or any product containing a Hazardous Material, except in material compliance with Environmental Laws.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)      Environmental Liabilities and Costs.

(i)                                     None of the Company or the Company’s real properties, assets, equipment or facilities is subject to any existing, pending or, to the Knowledge of Caliper, threatened, and none of the Company nor any of its predecessors has caused or taken any action that could result in, Liability under or relating to Environmental Laws or Environmental Orders (including without limitation Liabilities arising out of the manufacture, processing, distribution, use or sale of any Company Products and Services).

(ii)                                  Without limiting the generality of the foregoing:

(A)          None of the Company’s or any of its predecessors’ current or past operations, and none of the currently or formerly owned real properties, assets, equipment or facilities of the Company or any of its predecessors, is related to or subject to any investigation or evaluation by any Governmental Entity, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Materials.

(B)           Caliper has no Knowledge of any fact or circumstance that could (i) involve the Company in any litigation or impose upon the Company any Liability under or relating to Environmental Laws or Environmental Orders (including without limitation Liabilities arising out of the manufacture, processing, distribution, use or sale of any Company Products and Services), or (ii) prevent or interfere with compliance by the Company with Environmental Laws in the future.

(C)           The Company has filed all notices required under any Environmental Law indicating a past or present use, management, handling, transport, recycling, reclamation, treatment, generation, storage or Release of Hazardous Materials.

(D)          To Caliper’s Knowledge, there is not now, and there was not previously, at, on, in or under any of the real properties, assets, equipment or facilities currently owned, leased, operated or otherwise used by the Company: (i) any treatment, recycling, reclamation, storage or disposal of any Hazardous Materials, (ii) any underground or above ground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Materials (iii) any landfill or solid waste disposal area, (iv) any asbestos-containing material except in compliance with Environmental Law, (v) any polychlorinated

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

biphenyls, or (vi) any Release of Hazardous Materials which has not been fully remediated in accordance with Environmental Law.

(E)           To Caliper’s Knowledge, in relation to real properties, assets, equipment or facilities previously but no longer owned, leased, operated or otherwise used by the Company or any of its predecessors, there was not during or prior to the time of such ownership, lease, operation or use, at, on, in or under any such real properties, assets, equipment or facilities: (i) any treatment, recycling, reclamation, storage or disposal of any Hazardous Materials, (ii) any underground or above ground storage tank, surface impoundment, lagoon or other containment facility (past or present) for the temporary or permanent storage, treatment or disposal of Hazardous Materials (iii) any landfill or solid waste disposal area, (iv) any asbestos-containing material except in compliance with Environmental Law, (v) any polychlorinated biphenyls, or (vi) any Release of Hazardous Materials which has not been fully remediated in accordance with Environmental Law.

(F)           With the exception of validly issued Environmental Permits and obligations assumed in the Company’s Ordinary Course of Business, the Company is not subject to any Environmental Order from, or contractual or other obligation with, any Governmental Entity or other person in respect of which the Company is required to incur any Loss under or relating to Environmental Laws or Environmental Orders, and neither the Company nor any of its predecessors has entered into any contractual or other obligation with any Governmental Entity or other person pursuant to which the Company or any of its predecessors has assumed responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the Release or threatened Release of Hazardous Materials.

(G)           None of the real properties, assets, equipment or facilities currently occupied by the Company, and to Caliper’s Knowledge, no real properties, assets, equipment or facilities previously owned or leased by the Company or any of its predecessors are, and the Company and its predecessors have not transported or arranged for transportation (directly or indirectly) of any Hazardous Materials to any location that, is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq., or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(H)          To Caliper’s Knowledge, no action or failure to act by the Company or any of its predecessors has occurred, and no event has occurred with respect to the Company or any of its predecessors or their operations that has resulted in exposure of the Company’s or any of its predecessors’ employees or any third parties to any amount of any Hazardous Material that may now or in the future constitute a threat to human health or the environment or subject the Company to Liability.

(c)   Environmental Permits.

(i)                                     The Company currently holds, and has for the five (5) years prior to the date hereof held, all Environmental Permits that are material for the conduct of its activities and businesses (including, for the avoidance of doubt, those which relate to the generation, transportation, manufacture, disposal of, or sale of any product containing, a Hazardous Material) as such activities and businesses are currently being conducted, were conducted in the past, and are currently contemplated to be conducted.

(ii)                                  The Company is currently in compliance in all material respects with and has for the five (5) years prior to the date hereof complied in all material respects with, and has not received any written or oral notice or other communication asserting or alleging a violation with respect to, all Environmental Permits, and there are no facts or circumstances reasonably likely to result in the revocation, suspension or revision of any Environmental Permits.

(iii)                               There are no Environmental Permits that are required to be transferred or reissued, or that are otherwise prohibited from being transferred or reissued, as a result of the transactions contemplated by this Agreement.

(d)   Reports and Records.

(i)                                     Caliper has disclosed and delivered to Taconic all material information, including without limitation all studies, analyses, audits, assessments, reports, data and test results, in its possession, custody or control relating to (i) the environmental conditions of the Company at, on, in, under or about the real properties, assets, equipment or facilities currently owned, leased, occupied, operated, controlled, or used by the Company or any of its predecessors, and (ii) Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by the Company or any of its predecessors at any time in connection with the business of the Company or any of the real properties, assets,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

equipment or facilities currently or formerly owned, leased, occupied, operated, controlled, or used by the Company or any of its predecessors.

(ii)                                  Except as set forth in Section 2.22(d) of the Disclosure Schedule, there are no Environmental Laws or Environmental Orders applicable to the Company or to the real properties, assets, equipment or facilities or businesses of the Company that would require the Company, Taconic or any other person to provide notice to, to take actions to satisfy, or to obtain the approval of, any Governmental Entity as a condition to the consummation of the transactions contemplated by this Agreement.  The Company has complied in all material respects with all disclosure obligations imposed by Environmental Laws with respect to the transactions contemplated by this Agreement.

2.23         Fees and Expenses.  The Company has not incurred, nor will the Company incur, directly or indirectly, any Liability for investment banking fees or for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.24         Employee Benefit Plans and Compensation.

(a)   Section 2.24(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, of the Company (or of Caliper if and to the extent it covers any Company Personnel) , and each agreement or employment arrangement that relates to the employment of any employee of the Company who is not at-will employee (an “Employee Agreement”).  Since January 1, 2009, neither the Company nor any of its ERISA Affiliates has made any plan or commitment to establish, adopt or enter into any new Company Employee Plan or Employee Agreement or to modify any Company Employee Plan or Employee Agreement, except (i) to the extent required by Law and (ii) in connection with renewal of Company Employee Plans for 2010 in Caliper’s Ordinary Course of Business.  Section 2.24(a)(ii) of the Disclosure Schedule sets forth a table listing the name and salary of each employee and/or consultant of the Company.

(b)   Documents. Caliper has delivered to Taconic, or will make available immediately upon request, (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments, summary plan descriptions, and trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA for any Company Employee Plan, (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting of such Company Employee Plan’s assets, (iv) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) all material communications relating to any established or proposed Company Employee Plan that relates to any material amendments, terminations, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to the Company

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or ERISA Affiliates, (vi) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii) discrimination test results for each Company Employee Plan for the three (3) most recent plan years, (ix) the most recent IRS determination letter issued with respect to each Company Employee Plan, and (x) visa and work permit information with respect to current Company Personnel. There is no Company Employee Plan that is maintained in any non-U.S. jurisdiction.

(c)   Employee Plan Compliance. Each Company Employee Plan has been established and maintained in accordance with its terms and in substantial compliance with all applicable Laws.  The Company and each of its ERISA Affiliates has performed all material obligations required to be performed by them under each Company Employee Plan.  Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has timely obtained a favorable determination letter from the IRS (or is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype sponsor of the Plan), and nothing has occurred since the date of that determination letter that could reasonably be expected to cause any such Company Employee Plan to fail to qualify under Section 401(a) of the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan.  There are no material actions, suits or claims pending or, to the Knowledge of Caliper, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability to Taconic, the Company or any ERISA Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or proceedings pending or to the Knowledge of Caliper or any of its Subsidiaries or ERISA Affiliates, threatened by the IRS, U.S. Department of Labor or any other Governmental Entity with respect to any Company Employee Plan.  The Company and its ERISA Affiliates are not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, nor is any employee or former employee of the Company subject to tax under Section 409A of the Code.  The Company and each of its ERISA Affiliates has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)   No Pension Plans or Welfare Plans. The Company and its ERISA Affiliates have not ever maintained, established, sponsored, participated in, or contributed to, any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) “multiple employer plan” for purposes of ERISA, or (iv) “funded welfare plan” within the meaning of Section 419 of the Code.  No Company Employee Plan provides health or disability benefits that are not fully insured through an insurance contract, except as set forth in Section 2.24(d) of the Disclosure Schedule.

(e)   No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any Liability to provide, post-termination or retiree life insurance, health or other retiree employee welfare benefits to any person for any reason, except as may be

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

required by COBRA or other applicable statute, and neither the Company nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Company Personnel (either individually or to Company Personnel as a group) or any other person that such Company Personnel or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefit, except to the extent required by statute.

(f)    COBRA; FMLA; HIPAA. The Company and each of its ERISA Affiliates has, prior to the date hereof, substantially complied with the health care continuation requirements of COBRA, Family Medical Leave Act of 1993, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996 and any similar provisions of state or foreign Law applicable to Company Personnel.  Neither the Company nor any of its ERISA Affiliates has any material unsatisfied obligations to any Company Personnel or qualified beneficiaries pursuant to COBRA, HIPAA or any state or foreign Law governing health care coverage or extension.

(g)   Effect of Transaction. Except as set forth in Section 2.24(g) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, (ii) the payment of any amount that may be deemed a “parachute payment” under Section 280G of the Code with respect to any Company Personnel (a “Section 280G Payment”) or (iii) a tax under Section 409A of the Code with respect to any Company Personnel.  There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party or by which any of them is bound to compensate any Company Personnel for excise taxes paid pursuant to Section 4999 of the Code.

(h)   Employment Matters. The Company and each of its ERISA Affiliates: (i) has complied in all material respects with all applicable foreign, federal, state and local Laws, collective agreements, works agreements, rules and practices respecting employment, employment practices, terms and conditions of employment and wages and hours including, without limitation, orders and awards relevant to terms and conditions of service, health and safety, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments, secondment and expiration rules, applicable requirements in respect of staff representation and paid vacations, in each case, with respect to Company Personnel, (ii)   is not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Personnel (other than routine payments to be made in the normal course of business and consistent with past practice), except for any such Liability that would not, individually or in the aggregate, be material to the Company.  Except as set forth in Section 2.24(h) of the Disclosure Schedule, there are no pending or, to the Knowledge of Caliper, threatened or reasonably anticipated

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

claims or actions against the Company or any of its ERISA Affiliates under any worker’s compensation policy or long-term disability policy.  Neither the Company nor any of its ERISA Affiliates has or reasonably anticipates any direct or indirect material Liability of the Company with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(i)    Labor. No work stoppage or labor strike against the Company is pending or, to the Knowledge of Caliper, threatened or reasonably anticipated.  Caliper does not know of any activities or proceedings of any labor union to organize any Company Personnel.  There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Caliper, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Personnel, including charges of unfair labor practices or discrimination complaints.  The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other applicable similar Laws.  The Company presently is not, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Personnel, and no collective bargaining agreement is being negotiated by the Company.  The Company is not, and has not been, a party to any redundancy agreements (including social plans or job protection plans).  The employment of all Employees is “at will” employment.

(j)    No Interference or Conflict. To the Knowledge of Caliper, no Company Personnel is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company, or that would, in the case of any Employee or officer, interfere with the Company’s businesses as presently conducted, or that would, in the case of any director, interfere in the discharge of such director’s fiduciary duties.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s businesses as presently conducted, nor any activity of such Company Personnel in connection with the carrying on of the Company’s businesses as presently conducted, will, to the Knowledge of Caliper, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such Company Personnel is now bound.

(k)   Certain Compensation Arrangements. Except as set forth in Section 2.24(k) of the Disclosure Schedule, (i) there are no variable compensation plans or practices (including bonus plans or practices) with respect to Company Personnel, and (ii) the Company has not made any promises or other undertakings, oral or in writing, to any Company Personnel or any third party with respect to any such variable compensation plans or practices. The Company has paid in full all wages, salary, severance payments, termination payments, bonuses or other compensation payable to any Company Personnel, except to the extent accrued in full on the Current Balance Sheet with respect to current Employees of the Company in compliance with Law.

2.25         Insurance and Bonds.  Section 2.25 of the Disclosure Schedule lists all insurance policies and bonds (whether denominated as bid, litigation, performance, fidelity, AD&D, or otherwise) covering the assets, business, equipment, properties, operations, employees, officers and directors (in their respective capacities as such) of the Company.  Caliper believes that such insurance policies and bonds are upon terms that are reasonable and adequate for and are of the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

type and in amounts customarily carried by persons with businesses, operations, properties and locales similar to those of Company.  There is no claim by the Company pending under any of such policies or bonds.  All potentially insurable claims have been properly tendered to the appropriate insurance carrier in compliance with any applicable insurance policy notice provisions.  All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  All such insurance policies are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect.  To the Knowledge of Caliper, there is no threat of termination of, or premium increase with respect to, any of such policies.  The bonds listed in such Schedule 2.25 of the Disclosure Schedule satisfy all material requirements for such bonds set forth in (i) any Law applicable to the Company or its businesses and (ii) any Contract of the Company.

2.26         Compliance with Laws.  The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, foreign, federal, state or local Laws.  Each of the Company Products and Services does and has complied in all material respects with all applicable Laws of each jurisdiction in which such Company Product is or has been sold directly or indirectly by or on behalf of the Company, including, without limitation, such Laws which pertain to: electrical safety; energy consumption of energy using products or components; the presence (or absence) of specified substances in electrical or electronic products, batteries or products generally; registration or notification of chemical substances in products; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging; and coverage under approved scheme for end-of-life collection and return of products or of product packaging.

2.27         Animal Welfare.  The Company is in material compliance with and has not materially violated the terms and provisions of applicable Laws relating to animal care, control and testing, including, but not limited to, animal cruelty laws and the Guide for the Care and Use of Laboratory Animals of the U.S. Public Health Service, and all regulations promulgated under any of the foregoing.  The Company has not been the subject of any investigation relating to its compliance with or  violation of any of the foregoing laws or regulations.

2.28         Council on Accreditation of the Association for Assessment and Accreditation of Laboratory Animal Care Certification.  Except as set forth Schedule 2.28 of the Disclosure Schedule, the Company has been granted full accreditation by all applicable Federal, state and local accreditation bodies, and the Company has not been the subject of any inspection, investigation or decision affecting its accreditation status within the last two (2) years.

2.29         Foreign Corrupt Practices Act.  The Company (including any of its officers or directors) has not taken or failed to take any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.  Neither the Company nor, to the Knowledge of Caliper, any third party acting on behalf of the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company or any third party in obtaining or retaining business for or with, or directing business to, the Company.  For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Entity.

2.30         Health Profiles.  Caliper has provided to Taconic a complete set of all current and historical data related to the health of the animals that have been sold by the Company or are currently in the Company’s facilities and a complete set of all historical data related to any and all tests performed or authorized by the Company to detect disease-causing organisms at the Company’s facilities (together, the “Health Data”).  No event or circumstance has occurred since the date of Taconic’s inspection of the Company’s facilities and evaluation of the Company’s Health Data that materially affects such Health Data, would cause the health standard for animals sold commercially to deviate from the “Taconic Restricted Flora” standard or would cause an organism to be detected by the International Health Monitoring System test specified by Taconic, namely the IHMS-52 test.  Restricted Flora excluded organisms that are accepted as being present in the Company’s mice include Staphyloccus aureus, Klebsiella oxytoca and Pneumocystis carinii.

2.31         Warranties.  The Company has provided to Taconic a true and correct copy of all warranties given by the Company with respect to the Products and Services.  There are no pending warranty claims against the Company that are material in amount or out of the Ordinary Course of Business.

2.32         Complete Copies of Materials.  Caliper has delivered or made available to Taconic true and complete copies of each document that has been requested in writing by Taconic or its counsel or advisors (unless inapplicable) or that is referenced in the Disclosure Schedule or any schedule to this Agreement.

2.33         Insider Loans.  There are no outstanding loans of any money from the Company to any of the Company Personnel or to another Caliper Company, and none of such persons is indebted to the Company for any amount.

2.34         Suppliers and Customers.  No licensor, vendor, supplier, licensee or customer of the Company within the last year has cancelled or otherwise modified in any material adverse respect its relationship with the Company, and no such Person has communicated (orally or in writing) to the officers, directors or other senior managers of the Company any intention to terminate or materially amend its Contract with the Company, and (ii) to the Knowledge of Caliper, the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.35         Privacy.  Caliper has delivered to Taconic correct and complete copies of all written policies maintained by the Company since the Acquisition Date with respect to privacy and personal data protection relating to its respective employees, customers, suppliers, service providers or any other third parties from or about whom the Company has obtained personal data (“Company Privacy Policies”).  The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any applicable Laws, contracts, Company Privacy Policies or any other commitments, obligations or representations, concerning privacy and personal data protection relating to their employees, customers, suppliers, service providers or any other third parties from or about whom the Company has obtained personal data (“Company Privacy Obligations”).  The Company has full right and authority to transfer to Taconic all personal data in the possession of the Company.  The consummation of the transactions contemplated by this Agreement will not violate any Company Privacy Obligation, nor require the Company to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy.  To the Knowledge of Caliper, no Company Privacy Obligations will impose any restrictions upon Taconic’s ability to use, possess, disclose or transfer such personal data in the manner the Company has used, possessed, disclosed or transferred such or similar personal data prior to the Closing.  The Company does not have any notice of any claims or alleged claims that the Company has violated Company Privacy Obligations and no governmental agency is investigating to determine whether the Company has violated any Company Privacy Obligations.  The consummation of the transactions contemplated by this Agreement will not violate any Company Privacy Obligation, nor require the Company to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy.

2.36         Compliance with the Immigration Reform and Control Act.  The Company is in material compliance with and have not violated in any material respect the terms and provisions of applicable Laws relating to immigration, including the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (collectively, the “Immigration Laws”).  Except as set forth as in Section 2.36 of the Disclosure Schedule, the Company has not been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws.  With respect to any employee of the Company for whom compliance with the Immigration Laws is required, the Company will deliver to Taconic, promptly after the date of this Agreement upon written request copies of such employee’s Form I-9 (Employment Eligibility Verification Form) and copies of all other records, documents or other papers which are retained with the Form I-9 by the Company pursuant to the Immigration Laws.

2.37         Data Room.  The Company has made available to Taconic in the online data room established with BroadOak Partners, LLC for “Project Swiss” in connection with the Transaction (the “Data Room”) copies of all documents disclosed in connection with the Transactions, and such copies are true and complete copies of the respective documents.  Without limiting or expanding the foregoing, “true and complete copies of the respective documents” includes all written and oral communications or other acts that modify or supplement the obligations set forth in the documents contained in the Data Room. Caliper has delivered to Taconic an electronic copy of the Data Room, which Caliper represents and warrants was not changed in the 48 hours prior to the execution of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.38         Representations Complete.  None of the representations or warranties made by Caliper or the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or anyone acting on behalf thereof pursuant to this Agreement contains, or will contain at the date hereof, any untrue statement of a material fact, or omits or will omit at the date hereof to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF TACONIC

As of the date hereof Taconic hereby represents and warrants to Caliper:

3.1           Organization and Standing.

(a)           Taconic is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Taconic has the corporate power to own its properties and to carry on its business as currently being conducted.

(b)           Taconic has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Taconic, and no further action is required on the part of Taconic to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Taconic and constitutes the valid and binding obligations of Taconic, enforceable against Taconic in accordance with its terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

(c)           The Board of Directors of Taconic has duly approved this Agreement and the transactions contemplated by this Agreement.

3.2           No Conflict.  The execution and delivery of this Agreement by Taconic does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the certificate of incorporation and bylaws of Taconic; (ii) any Contract to which Taconic or any of its Affiliates, or any of their respective properties or assets (whether tangible or intangible) is a party or, as the case may be, subject; or (iii) any Law applicable to Taconic or its properties or assets (whether tangible or intangible), except in each case where such Conflict will not have a Taconic Material Adverse Effect or will not have an affect on the legality, validity or enforceability of this Agreement.

3.3           Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Taconic in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that has not been obtained.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 4

AGREEMENTS

4.1           Confidentiality.

(a)   Each of the parties hereto hereby agrees that this Agreement, the exhibits and schedules hereto, and any information obtained in any due diligence investigation, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement dated July 22, 2009 (the “Confidential Disclosure Agreement”) between Caliper and Taconic (or representatives on their behalf).  The Confidential Disclosure Agreement shall be deemed to  apply to the Information (as defined in the Confidential Disclosure Agreement) of each of Taconic, Caliper and the Company; that is, Caliper agrees to keep confidential, except as otherwise legally required, all Information of the Company and Taconic (as if it were the Company and Taconic were the disclosing parties and Caliper were the receiving party), and Taconic agrees to keep confidential all Information of Caliper (not including the Company), except as otherwise legally required.  Caliper further agrees that it will furnish to Taconic all financial, technical and operating data and other information relating specifically to the Company or its business not already in Taconic’s possession as Taconic shall request.

(b)   The parties hereto hereby acknowledge that offers of employment made by Taconic to certain Company Personnel pursuant to Section 4.6 shall not violate the terms of the Confidential Disclosure Agreement.

(c)   Notwithstanding the foregoing, Taconic acknowledges that Caliper intends to file a redacted version of this Agreement with the Securities and Exchange Commission pursuant to a confidential treatment request.  Caliper will give Taconic a reasonable opportunity to review and comment on any confidential treatment request proposed to be submitted by Caliper to the Securities and Exchange Commission, and Caliper will incorporate any reasonable requests by Taconic with respect thereto.

4.2           Expenses.  All fees and expenses, including all legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third parties (“Third-Party Expenses”), incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that any Third-Party Expenses incurred by the Company are hereby assumed by Caliper and shall be the sole responsibility of Caliper.

4.3           Public Disclosure.  Caliper and Taconic shall each issue a press release with language previously agreed to announcing the transactions contemplated herein.

4.4           Reasonable Best Efforts.  Subject to the terms and conditions provided in this Agreement and to the extent not previously taken, each of the parties hereto shall use commercially reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

4.5           Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transaction and the transactions contemplated hereby.  In addition, after the Closing, Caliper agrees to furnish or give access to, as appropriate, Taconic such records and information of Caliper and its Subsidiaries that relate to the Company as Taconic shall reasonably request for the purpose of complying with Law or as necessary to administer the business of the Company, including without limitation, human resources, sales and customer relations and the like.

4.6           Employment Arrangements.  Each employee of the Company who has executed and delivered prior to the Closing, or who executes and delivers within any deadline following the Closing specified by Taconic, his or her acceptance of either an offer of employment or a notice of continued employment and becomes an employee of Taconic or a Subsidiary of Taconic or who remains an employee of the Company shall be referred to herein as a “Continuing Employee.” Taconic shall make such offers of employment or provide notices of continuing employment to each current employee of the Company, which employees are listed on Section 2.24(a)(ii) of the Disclosure Schedule.  Continuing Employees shall receive credit for their continuing service with the Company in determining the rate at which they accrue service under the Taconic benefit plans in which they participate, except with respect to the Taconic 401(k) & Profit Sharing Plan for which credited service will begin on the Continuing Employee’s hire date as a Taconic employee.  Set forth on Schedule 4.6 of the Disclosure Schedule is a list of accruals made by Caliper with respect to Continuing Employees who are participants in Caliper’s bonus plan; the full dollar amount of such accruals, without regard to vesting or other restrictions, is also included in the calculation of Net Working Capital. Taconic agrees to pay such accrued bonuses to the Continuing Employees prior to March 31, 2010 provided that such employees remain employed by Taconic or one of its Subsidiaries on the payout date and otherwise fulfill the requirements under such plan. Caliper agrees to supply Taconic with any information reasonably requested by Taconic with respect to required compensation and benefit reporting to Governmental Authorities for the period prior to the Closing Date, and both Taconic and Caliper shall provide the other with any information necessary for the parties to comply with this Section 4.6.

4.7           Non-Continuing Employees.  Caliper shall be solely responsible for all employment and benefit obligations, including COBRA notices, for all Company Personnel who are not or do not become Continuing Employees.

4.8           Employment of Continuing Employees.  Notwithstanding anything else herein to the contrary, Caliper  hereby acknowledges and agrees that following Closing, Taconic shall have complete and absolute authority to cause the Company to terminate the employment of any Continuing Employee for any reason.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.9           Internet Inquiries.  Caliper shall take all necessary action to ensure that all internet inquiries regarding the Company and/or Company Products and Services are appropriately re-directed as specified by Taconic from time to time.

4.10         Xenogen Trademark.  Subject to Taconic’s continuing rights to use the “Xenogen” trademark as set forth in Section 7.2 of the Imaging Services License Agreement referred to in Section 5.2(e), Caliper hereby agrees that Taconic and its Subsidiaries may, until one hundred eighty (180) days after the Closing, use, without payment or restriction: (i) the “Xenogen” name and related trademarks, except that such use shall be limited to use as part of the trade name, “Xenogen Biosciences” and (ii) all marketing and sales material related to the business of the Company, including all pictures, graphics and other information on Caliper’s website relating solely to the Company Products and Services,, and all derivative works of any of the foregoing.   Promptly following the Closing, Taconic will remove the word, “Xenogen,” from the Company’s corporate name.

4.11         Destruction of Confidential Information.  No later than five (5) Business Days after the Closing, Caliper shall distribute a written notice, in form and substance acceptable to Taconic, to all third parties who received confidential information relating to the Company in connection with discussions about any potential acquisition activity to: (i) promptly return to the Company, or destroy all copies of, written confidential information relating to the Company (including any confidential information stored on a computer, word processor or similar device) furnished to such third parties by Caliper or on behalf of the Company in their possession or custody or in the possession or custody of their respective representatives, officers, directors, and employees; and (ii) confirm in writing (copies of which shall be delivered to Taconic) that all such confidential information has been either returned or destroyed.

4.12         Tax Matters.

(a)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, including without limitation any applicable New Jersey Controlling Interest Transfer Tax, shall be paid by Caliper.  Caliper shall accurately and timely file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Taconic will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)           Tax Returns.  Except as provided in Section 4.12(a), Caliper shall accurately prepare and timely file (or cause to be so prepared and filed) all Tax Returns and other documentation of or with respect to the Company for Pre-Closing Tax Periods, and Taconic shall accurately prepare and timely file (or cause to be so prepared and filed) all other Tax Returns and other documentation of or with respect to the Company (each such Tax Return that relates to Pre-Closing Taxes, a “Pre-Closing Tax Return”).  All Pre-Closing Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Law.  Upon Caliper’s request, Taconic shall provide each Pre-Closing Tax Return that it prepares to Caliper at least fifteen (15) days prior to filing such Pre-Closing Tax Return for its review and comment.  All Pre-Closing Taxes relating to each Pre-Closing Tax Return (whether or not shown on such Pre-Closing Tax Return) shall be the responsibility of, and a liability, subject to indemnification

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

pursuant to Article 6, of Caliper, except that Taconic shall be responsible for and pay such Taxes to the extent that liability for such Taxes entered into the computation of the Post-Closing Adjustment Payment pursuant to Section 1.6.  Taconic shall be responsible for and pay all Taxes of the Company other than Pre-Closing Taxes, provided, however, (i) that Taconic may apply without reimbursement any and all Tax attributes to offset or reduce the amount of any such Taxes including without limitation, estimated taxes, net operating losses, prepaid amounts, and Tax credits, whether accruing before or after the Closing Date and (ii) Taconic shall not be responsible for any Taxes for which it has a claim for indemnification from Caliper under Article 6 of this Agreement.

(c)           Cooperation.  From and after the Closing Date, Taconic and Caliper shall reasonably cooperate, and will cause their Affiliates to reasonably cooperate, with one another in preparing and filing all Tax Returns to the extent such filings require providing necessary information, records and documents relating to the Company, and, if required by applicable law, executing any Pre-Closing Tax Returns.  Taconic and Caliper shall cooperate with one another to the same extent in defending or resolving any audit, examination or litigation relating to such Taxes.

(d)           Audits.  Caliper shall not settle any such Tax audit in a manner that would adversely affect the Company after the Closing Date without the prior written consent of Taconic, which consent shall not be unreasonably withheld.

(e)           Carrybacks.  Taconic shall timely make all available Tax elections and timely take any other available actions necessary to forgo the carryback of Tax attributes of the Company from Tax periods ending after the Closing Date to Tax Returns of a consolidated, combined, affiliated, or unitary group for any Pre-Closing Tax Period.

(f)            Consolidated Return Matters.  Caliper shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Company.  If any Share would be a “loss share” within the meaning of Treasury Regulation Section 1.1502-36(f)(7), determined without regard to any election under Treasury Regulation Section 1.1502-36(d)(6), then Caliper shall make a timely election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce the basis in each such Share in an amount sufficient to avoid attribute reduction with respect to each such Share and the Company.  Caliper shall not make any election pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(B) or -36(d)(6)(i)(C) (relating to reattribution of tax attributes) or Treasury Regulation Section 1.1502-96(d)(5) (relating to reattribution of limitations under Section 382 of the Code).

(g)           Prior Ownership Change.  As soon as reasonably practicable after the completion of the Code Section 382 analysis described in Section 4.12(h) of this Agreement, Caliper, the Company, and Taconic shall execute an agreement in substantially the form attached hereto as Exhibit B (the “Section 382 Allocation Agreement”), which agreement shall provide for an apportionment under Treasury Regulation Section 1.1502-95 by Caliper to the Company of certain consolidated Code Section 382 limitations and net unrealized built-in gains (or the Code Section 382 limitations and built-in gains of such subgroup as may be applicable).  Caliper shall elect to apportion to the Company a pro rata amount of the Code Section 382 limitations and net unrealized built-in gains based on the relative value of the Company to the loss group at the time of each prior ownership change.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(h)           Section 382 Analysis.  Caliper shall engage an outside auditing firm that is mutually acceptable to Caliper and Taconic to perform an analysis of the Company’s stock ownership history through the Closing Date in order to determine whether one or more “ownership changes” as defined in Section 382 of the Code have occurred with respect to the Company’s losses, built-in losses, or other Tax attributes.  In the event one or more “ownership changes” have occurred, the analysis will also include an assessment of the Code Section 382 or other limitations applicable to the Company’s net operating losses, built-in losses, and other Tax attributes.  Caliper and Taconic shall split equally the cost of such analysis, which will be bid out to at least two accounting firms, and Caliper shall use reasonable best efforts to have such analysis completed by March 31, 2010, but in no event later than June 30, 2010.

4.13         Tax Sharing Agreements.  All Tax sharing agreements or similar agreements (including without limitation any obligation to make tax distributions) with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, no such person shall be bound thereby or have any liability thereunder.

4.14         Non-Solicitation.  For a period of one year after the Closing, (i) Caliper will not, and will cause its officers and other employees not to, solicit, encourage, or request any Continuing Employee to terminate such person’s employment by or consultancy to the Company or Taconic, and (ii) Taconic will not, and will cause its officers and other employees not to, solicit, encourage, or request any employee of Caliper to terminate such person’s employment by or consultancy to Caliper.

4.15         Caliper Confidential Information Remaining with the Company.  Taconic acknowledges that, because the Company has been operated as a subsidiary of Caliper for a substantial period of time, there is confidential information regarding Caliper’s businesses other than the business of the Company located at the Company’s site in Cranbury, New Jersey, including without limitation, on the e-mail server and other computers located at such site.  Taconic agrees with respect to such confidential information that (i) such information shall be and remain subject to the terms of the Confidential Disclosure Agreement, (ii) Taconic shall not actively search such information for any information that is not related to the business of the Company and (iii) Taconic shall take reasonable measures to destroy such information as and when it is discovered.

4.16         Promega Corporation (PGL3) Sublicense.  Within one hundred eighty (180) days of the Closing, upon the request of Taconic, Caliper shall execute a sublicense agreement providing Taconic with the use of the technology claimed in U.S. Patent No. 5,670,356 owned by Promega Corporation (PGL3).

ARTICLE 5

CONDITIONS TO THE CLOSING

5.1           Conditions to the Obligations of Each Party to Effect the Transaction.  The respective obligations of Caliper and Taconic to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)   No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting the consummation of the Transaction.

(b)   No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing the consummation of the Transaction, (ii) prohibiting Taconic’s ownership or operation of any portion of the business of the Company, or (iii) compelling Taconic or the Company to dispose of or hold separate all or any material portion of the business or assets of Taconic, the Company or any of their respective Subsidiaries or Affiliates as a result of the Transaction, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

(c)   LPTA Distribution and Supply Agreement.  Caliper and Taconic shall have executed and delivered the Distribution and Supply Agreement in the form attached hereto as Exhibit C.

(d)   Escrow Agreement. Caliper, Taconic and the Escrow Agent shall each have executed and delivered to each of the other parties the Escrow Agreement in the form attached hereto as Exhibit D, and such Escrow Agreement shall be in full force and effect.

5.2           Additional Conditions to the Obligations of Taconic.  The obligation of Taconic to effect the Transaction also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Taconic:

(a)   Governmental Approval. Caliper shall have obtained all Governmental Entity approvals required to legally consummate the Transaction and those required so that the consummation of those transactions contemplated by this Agreement will not trigger any Conflict with any of the items set forth in Section 2.5 hereof.

(b)   Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Taconic or the Company, or Caliper in respect of the Company, their respective Subsidiaries or properties or any of their respective officers or directors, arising out of, or in any way connected with, the Transaction or the other transactions contemplated by the terms of this Agreement.

(c)   Mandatory Third-Party Consents. Caliper shall have obtained all necessary consents to assignment, waivers and approvals, and timely provided all notifications, with respect to the transactions contemplated by this Agreement under those Contracts listed on Schedule 5.2(c) of the Disclosure Schedule.

(d)   Mandatory Sublicense from Caliper to Taconic.  Caliper shall deliver to Taconic sublicenses executed by Caliper for all licenses listed on Schedule 5.2(d) of the Disclosure Schedule.

(e)   Completion of License for Imaging Services.  Caliper and Taconic will have executed the License Agreement in the form attached hereto as Exhibit E.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f)    Cancellation of Inter-Company Indebtedness. Immediately prior to the Closing, all inter-company Indebtedness between the Company, on the one hand, and Caliper and its other Subsidiaries on the other hand, shall have been satisfied either as a distribution from additional paid in capital or as a contribution to the capital of the Company, as applicable, and shall have been fully satisfied thereby, all in a manner that does not result in gross income to the Company.

(g)   Resignation of Officers and Directors. Taconic shall have received a written resignation from each of the officers and directors of the Company effective as of the date hereof.

(h)   Certificate of Secretary of Caliper and the Company. Taconic shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Company Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of Caliper (whereby the Transaction and the transactions contemplated by this Agreement were duly approved by the Board of Directors of Caliper), and (iii) the incumbency of the executive officers of Caliper.

(i)    Certificates of Good Standing. Taconic shall have received (i) a long-form certificate of good standing for the Company from the Secretary of State of the State of Ohio, dated within five (5) days prior to the Closing Date and (ii) a certificate of good standing as a foreign corporation or similar certificate of the Company issued by the Secretary of the State of New Jersey dated within five (5) days prior to the Closing certifying as to the good standing of the Company as a “foreign corporation.”

(j)    FIRPTA Certificate. Taconic shall have received a certificate in a form reasonably satisfactory to Taconic that Caliper is not a foreign person in accordance with Treasury Regulations under Section 1445 of the Code, validly executed by a duly authorized officer of Caliper.

(k)   Employment Continuation. The Continuing Employees listed on Section 5.2(l) of the Disclosure Schedule shall have accepted Taconic’s offer of employment and executed all employment-related documents requested by Taconic.

(l)    Data Room. Caliper shall have provided to Taconic an electronic copy of the Data Room as of the date of this Agreement and a second electronic copy as of the Closing, together with all records of access and use thereof.

5.3           Additional Conditions to the Obligations of Caliper.  The obligation of Caliper to effect the Transaction also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Caliper:

(a)   Governmental Approval. Caliper shall have obtained all Governmental Entity approvals required to legally consummate the Transaction and those required so that the consummation of those transactions contemplated by this Agreement will not trigger any Conflict with any of the items set forth in Section 2.5 hereof.

(b)   Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against Caliper in respect of the Company or any of its officers

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or directors, arising out of, or in any way connected with, the Transaction or the other transactions contemplated by the terms of this Agreement.

(c)   Certificate of Secretary of Taconic. Caliper shall have received a certificate, validly executed by the Secretary of Taconic, certifying as to (i) the valid adoption of resolutions of the Board of Directors of Taconic (whereby the Transaction and the transactions contemplated by this Agreement were duly approved by the Board of Directors of Taconic), and (ii) the incumbency of the executive officers of Taconic.

(d)   Certificates of Good Standing. Caliper shall have received a long-form certificate of good standing for Taconic from the Secretary of State of the State of New York, dated within five (5) days prior to the Closing Date.

ARTICLE 6

INDEMNIFICATION AND ESCROW

6.1           Survival.

(a)   Caliper.  The representations and warranties of Caliper contained in this Agreement, or in any certificate or instrument delivered to Taconic pursuant to this Agreement, shall survive until [***] (the expiration of such period, the “Survival Date”); provided, however, that (i) the representations and warranties of Caliper in Section 2.2 (Company Capital Structure), and Section 2.4 (Authority) shall survive indefinitely, (ii) the representations and warranties of Caliper in Section 2.22 (Environmental) shall survive until the second anniversary of the Closing Date, and (iii) the representations and warranties of Caliper contained in Section 2.10 (Tax Matters) shall survive until ninety (90) days after the expiration of the applicable statute of limitations (each of such representations and warranties described in clause (i), (ii) or (iii) a “Special Representation”). If an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration (as provided in this Section 6.1(a)) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive beyond the Survival Date until, but only for the purpose of, the resolution of such claim.

(b)   Covenants.  All of the covenants and other agreements contained in this Agreement that contemplate performance thereof following the Closing Date shall survive the Closing Date indefinitely or until otherwise terminated in accordance with their terms.

6.2           Indemnification by Caliper.

(a)   Incurred Losses. Subject to the terms and conditions of this Article 6, from and after the Closing, Caliper shall indemnify Taconic and its officers, directors and Affiliates, including the Company, from and after the Closing (any, an “Indemnified Party” and collectively, the “Indemnified Parties”), for any claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interests, awards, judgments, penalties and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

individually a “Loss” and collectively “Losses”) paid, incurred, accrued or sustained by such Indemnified Parties or any of them, directly or indirectly, as a result of:

(i)                                     any breach or inaccuracy of a representation or warranty of Caliper or the Company contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement;

(ii)                                  any failure by Caliper, or failure by Caliper to cause the Company, to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement;

(iii)                               the matter described on Section 2.9(f) of the Disclosure Schedule; and

(iv)                              [***]: (A) related to, or arising from, [***] as of the Closing, including without limitation, [***] that asserts, directly or indirectly, [***] or (B) any [***] that asserts, directly or indirectly that the [***] because of the transactions contemplated by this Agreement.

(b)   Indemnification Threshold and Cap. No Indemnified Party may recover any Losses (i) unless and until written notice pursuant to Section 6.3(a) identifying a Loss or Losses in excess of [***] Dollars ($[***]) in the aggregate (the “Threshold Amount”) has or have been delivered to the Escrow Agent by one or more Indemnified Parties, in which case such Indemnified Party shall be entitled to recover all Losses so identified, or (ii) in excess of (A) [***] Dollars ($[***]) (the “General Indemnification Cap”) for Losses incurred under Section 6.2(a)(i) or (B) [***] Dollars ($[***]) (the “IP Indemnification Cap” together with the General Indemnification Cap, the “Indemnification Cap”) for Losses incurred under Section 6.2(a)(iv) (“IP Losses”); provided that, in the event and to the extent that any Indemnified Party incurs IP Losses that exceed the IP Indemnification Cap, such IP Losses may be applied to the General Indemnification Cap if the General Indemnification Cap has not already been exhausted.  By way of example only, assume hypothetically that there are Losses excluding IP Losses of $[***] and IP Losses of $[***].  In such case, the IP Losses would first be used against the IP Indemnification Cap, after which there would be $[***] in unreimbursed IP Losses.  The balance of $[***] in the General Indemnification Cap after reimbursement of $[***] of non-IP losses would be available to provide reimbursement for the $[***] in unreimbursed IP Losses. Notwithstanding the foregoing, Taconic shall be entitled to recover for, and the Threshold Amount and the Indemnification Cap shall not apply as a threshold or cap to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (ii) or (iii) of Section 6.2(a), (B) fraud or knowing or willful breach or inaccuracy of a representation or warranty contained herein or (C) any breach or inaccuracy of a Special Representation. With regard to the matter described in Section 6.2(a)(iii), Caliper shall continue the defense of the action described therein at its own expense and shall be solely responsible for any expenses and Losses incurred in connection therewith.

(c)   Materiality; Knowledge; No Right of Contribution. For the purpose of quantifying an Indemnified Party’s Losses under this Article 6 only, any representation or warranty given or made by the Company that is qualified in scope as to materiality (including the Company Material Adverse Effect) or as to Knowledge shall be deemed to be made or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

given without such qualification. There shall be no right of contribution from the Company or any of its respective officers and directors, with respect to any Loss claimed by an Indemnified Party.

(d)   Knowledge of Taconic. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Taconic shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by Caliper made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Taconic other than as expressly reflected on the Disclosure Schedule or the other Exhibits or Schedules to this Agreement.

(e)   Treatment of Indemnification Payments. All indemnification payments under this Agreement shall be treated as an adjustment to the Final Purchase Price for all Tax purposes unless otherwise required by Law.

6.3           Claims for Indemnification.

(a)   Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article 6 (other than a third-party claim covered by Section 6.3(b) below) shall deliver to Caliper a certificate (an “Officer’s Certificate”) signed by any officer of Taconic (or another Indemnified Party) (A) stating that Taconic (or such other Indemnified Party) has paid, sustained, incurred or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses (the aggregate amount of such Losses being referred to as the “Claimed Amount”), (B) specifying in reasonable detail the facts pertinent to such claim(s), the individual items of Losses included in the amount so stated and the nature of basis for indemnification to which such item is related, and (C) demanding payment of the Claimed Amount. Within forty five (45) days after delivery of such Officer’s Certificate, Caliper shall deliver to the Indemnified Party a written response in which Caliper shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount with appropriate joint instructions to the Escrow Agent if the Escrow Fund is then available for payment to pay such amount, (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (with appropriate joint instructions to the Escrow Agent if the Escrow Fund is then available for payment to pay the Agreed Amount, or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If Caliper in such response contests the payment of all or part of the Claimed Amount, then Caliper and the Indemnified Party shall use good faith efforts to resolve such dispute in accordance with Section 6.3(c) below. Failure of Caliper to timely respond in writing shall be treated as agreement that the Indemnified Party is entitled to the Claimed Amount from the Escrow Fund or otherwise directly from Caliper if payment from the Escrow Fund is not available.

(b)   Procedure for Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. In the event an Indemnified Party becomes aware of a third party claim which such Indemnified Party reasonably believes may result in a Loss, such Indemnified Party shall promptly notify Caliper of such claim by delivery of an Officer’s Certificate to Caliper. Delay or failure in so notifying Caliper shall relieve Caliper of its obligations under this Article 6 only to the extent, if at all,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

that Caliper is prejudiced by reason of such delay or failure.  If there is a third party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.  Within forty five (45) days after delivery of such Officer’s Certificate, Caliper may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim other than Tax Claims if (1) Caliper provides written notice to such Indemnified Party that Caliper intends to undertake such defense and that Caliper will indemnify the Indemnified Parties against all Losses resulting from or relating to such third-party claim; (2) the third-party claim does not seek an injunction or other equitable relief; (3) settlement of or an adverse judgment with respect to the third-party claim is not, in the good faith judgment of Taconic, likely to establish a precedent adverse relating to the Intellectual Property or Intellectual Property Rights of Taconic and its Subsidiaries, and (4) the defense of the third-party claim is conducted actively and diligently by legal counsel reasonably acceptable to such Indemnified Party. If Caliper does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, however, that if Caliper assumes control of such defense and the Indemnified Party reasonably concludes, based on advice of counsel, that Caliper and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Losses” for purposes of this Agreement; provided, however, that in no event shall Caliper be responsible for the fees and expenses of more than one counsel per jurisdiction for all Indemnified Parties. The party controlling such defense shall keep the other party reasonably advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of Caliper, not to be unreasonably withheld, delayed or conditioned. Caliper shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of all potential Indemnified Parties from all Liability with respect thereto or that imposes any Liability on any potential Indemnified Party without the prior written consent of such Indemnified Party.

(c)   Resolution of Conflicts. In case Caliper shall object in writing to any claim or claims made in any Officer’s Certificate, Caliper and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within forty-five (45) days following the delivery by Caliper of its response to such Officer’s Certificate. If Caliper and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

6.4           Escrow Fund.  As of the Closing, Taconic, Computershare Trust Company, N.A. (the “Escrow Agent”) and Caliper shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”), and, concurrently with the Closing, Taconic shall deposit the Escrow Amount with the Escrow Agent to be held as

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a trust fund (the “Escrow Fund”) for the purpose of securing the indemnification obligations set forth in Article 6 of this Agreement and the post-closing adjustment payment obligations set forth in Section 1.6. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund as the first source but not the only source of indemnification for Taconic and payment of post-closing adjustment payments to Taconic hereunder, shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

6.5           Indemnification by Taconic.  The representations and warranties of Taconic contained in this Agreement, or in any certificate or instrument delivered pursuant to this Agreement, shall survive until the first anniversary of the Closing Date, except that the representations and warranties of Taconic in Section 3.1(b) shall survive indefinitely.  If an indemnification claim is properly asserted in writing by Caliper prior to such expiration date then such representation or warranty shall survive beyond such date until, but only for the purpose of, the resolution of such claim.  All of the covenants and other agreements contained in this Agreement that contemplate performance thereof following the Closing Date shall survive the Closing Date indefinitely or until otherwise terminated in accordance with their terms.  Subject to the limits set forth in this Section 6.5, Taconic shall indemnify Caliper and its officers, directors, and Affiliates (the “Caliper Indemnified Parties”) for any Losses paid, incurred, accrued or sustained by such Caliper Indemnified Parties or any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of Taconic contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement or (ii) any failure by Taconic to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement.  Notwithstanding the foregoing, (x) no Caliper Indemnified Party may recover any Losses unless and until the Caliper Indemnified Parties have provided Taconic with written notice identifying a Loss or Losses in excess of the Threshold Amount, in which case the Caliper Indemnified Parties shall be entitled to recover all Losses so identified, and (y) Caliper Indemnified Parties shall in no event be entitled to recover Losses in the aggregate in excess of the Indemnification Cap, provided, however, that the foregoing limitations shall not apply to any claim by any Caliper Indemnified Party based on a breach the representations and warranties of Taconic in Section 3.1(b) or to a breach of a covenant of Taconic contained herein.

ARTICLE 7

GENERAL PROVISIONS

7.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) seven (7) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the first Business Day following the date of confirmation of receipt of transmission by facsimile, in each case to the intended recipient as set forth below:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)   if to Taconic, to:

Taconic Farms, Inc.

One Hudson City Centre

Hudson, NY 12534

Attention:  Chief Executive Officer and

  Chief Financial Officer

Facsimile No.: (518) 597-3905

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Attention:  Edwin L. Miller Jr.

Facsimile No.: (617) 338-2880

(b)   if to Caliper, to:

Caliper Life Sciences, Inc.

68 Elm Street

Hopkinton, MA 01748

Attention:  Chief Financial Officer

Facsimile No.: (508) 497-2726

with a copy (which shall not constitute notice) to:

Caliper Life Sciences, Inc.

850 Marina Village Parkway

Alameda, CA 94501

Attention:  General Counsel

Facsimile No.: (510) 291-6136

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

7.2           Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.3           Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.4           Entire Agreement; Assignment.  This Agreement, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of Law or otherwise, except that Taconic may assign its rights and delegate its obligations hereunder to its Affiliates so long as Taconic remains obligated to perform those obligations required to be performed by Taconic hereunder.

7.5           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.6           Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

7.7           Governing Law.  EXCEPT AS OTHERWISE PROVIDED HEREIN, ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK.

7.8           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.9           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

7.10         Attorneys’ Fees.  If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.11         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE 8

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquisition Date” shall mean August 9, 2006.

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other person.

“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of federal, state, local, or foreign income or other Tax Law, including any provision of federal, state, local, or foreign income or other Tax Law that imposes joint or several liability for Taxes on the members of such group.

“Agreed Amount” shall have the meaning set forth in Section 6.3(a) hereof.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by Law to remain closed.

“Caliper Company” shall have the meaning set forth in Section 2.2(b) hereof.

“Claimed Amount” shall have the meaning set forth in Section 6.3(a) hereof.

“Closing” shall have the meaning set forth in Section 1.1 hereof.

“Closing Balance Sheet” shall have the meaning set forth in Section 1.5 hereof.

“Closing Date” shall have the meaning set forth in Section 1.1 hereof.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in Section 2.2(a) hereof.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Capital Stock” shall mean all authorized capital stock of the Company.

“Company Cash” shall mean, with respect to the Company, as of the close of business on the Closing Date, all cash, cash equivalents and marketable securities held on deposit in the bank accounts of the Company at such time. For avoidance of doubt, Company Cash shall (1) be calculated net of issued but uncleared checks and drafts, and (2) include checks and drafts deposited for the account of the Company or received in the Company’s lockbox prior to the preparation of the Closing Balance Sheet.

“Company Charter Documents” shall have the meaning set forth in Section 2.1 hereof.

“Company Employee Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA and any material benefit arrangement that is not a Plan, including (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers’ compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance pay, salary continuation for disability, or other leave of absence, supplemental unemployment benefits, lay-off, reduction in force or similar benefits, (v) any stock option or equity compensation plan, (vi) any deferred compensation plan, (vii) any compensation policy or practice (including without limitation sick and vacation pay policies or practices), (viii) any educational assistance arrangements or policies, (ix) any plan governed by Section 125 of the Code, any fringe benefit (including without limitation company cars) and (xi) any change of control arrangements or policies, in each case under which any Company Personnel receives any compensation or benefits.

“Company Intellectual Property” shall mean any and all Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to (i) the business, assets (whether tangible or intangible), condition (financial or otherwise), prospects, results of operations or capitalization of the Company or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement, excluding any changes, events or effects that result from: (i) any change arising out of conditions affecting the economy or industry of the Company in general which does not affect the Company in a materially adverse manner relative to other participants in the economy or such industry, respectively, (ii) any change that is due to actions required to be taken by the Company pursuant to the terms of this Agreement, or (iii) the announcement of this Agreement and the transactions contemplated hereby.

“Company Personnel” shall mean any current Employee, consultant or director of the Company.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Company Privacy Obligations” shall have the meaning set forth in Section 2.35 hereof.

“Company Privacy Policies” shall have the meaning set forth in Section 2.35 hereof.

“Company Products and Services” shall have the meaning set forth in Section 2.13(a) hereof.

“Confidential Disclosure Agreement” shall have the meaning set forth in Section 4.1 hereof.

“Conflict” shall have the meaning set forth in Section 2.5 hereof.

“Continuing Employee” shall have the meaning set forth in Section 4.6 hereof.

“Contract” shall have the meaning set forth in Section 2.5 hereof.

“Current Balance Sheet” shall have the meaning set forth in Section 2.7(a) hereof.

“Customer Information” shall have the meaning set forth in Section 2.12(f) hereof.

“Data Room” shall have the meaning set forth in Section 2.37 hereof.

“Deferred Revenue Amount” shall mean (a) [***] percent ([***]%) of the stated value of any deferred revenue and customer deposits on the Closing Balance Sheet up to the balance sheet stated value of  $[***] and (b) [***] percent (***]%) of the stated value of any deferred revenue and customer deposits on the Closing Balance Sheet above the balance sheet stated value of  $[***].

“Disclosure Schedule” shall have the meaning set forth in preamble to Article 2 hereof.

“Environmental Laws” shall mean all federal, state, local and foreign Laws issued, promulgated, approved or entered relating to environmental matters, the protection of the environment, the protection of human health and safety, or exposure to Hazardous Materials, including without limitation workplace health and safety Laws, packaging and labeling Laws and Laws relating to the Release or threatened Release of Hazardous Materials to the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Order” shall mean any order, judgment, injunction, award, decree or writ relating to the environment or imposed pursuant to Environmental Laws.

“Environmental Permits” shall mean all Permits required by or issued pursuant to applicable Environmental Laws.

“Equipment” shall have the meaning set forth in Section 2.12(e) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA, and the regulations issued thereunder.

“Escrow Agent” shall have the meaning set forth in Section 6.4 hereof.

“Escrow Amount” shall mean ten percent of the Estimated Purchase Price.

“Escrow Agreement” shall have the meaning set forth in Section 6.4 hereof.

“Escrow Fund” shall have the meaning set forth in Section 6.4 hereof.

“Estimated Company Cash” shall have the meaning set forth in Section 1.4(a)(i) hereof.

“Estimated Indebtedness” shall have the meaning set forth in Section 1.4(a)(ii) hereof.

“Estimated Net Working Capital” shall have the meaning set forth in Section 1.4(a)(iv) hereof.

“Estimated Purchase Price” shall have the meaning set forth in Section 1.4(b) hereof.

“Final Purchase Price” shall have the meaning set forth in Section 1.6 hereof.

“Financial Statements” shall have the meaning set forth in Section 2.7(a) hereof.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“General Indemnification Cap” shall have the meaning set forth in Section 2.6 hereof.

“Governmental Entity” shall have the meaning set forth in Section 2.6 hereof.

“Hazardous Materials” shall mean all hazardous substances, wastes, extremely hazardous substances, hazardous materials, hazardous wastes, hazardous constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, and related materials, including without limitation any such materials defined, listed, regulated or identified under or described in any Environmental Laws (including, by way of example and without limitation, spent solvents, PCBs, urea-formaldehyde, radon, lead or lead based paints or materials, asbestos and asbestos containing materials).

“Health Data” shall have the meaning set forth in Section 2.30 hereof.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Immigration Laws” shall have the meaning set forth in Section 2.36 hereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Indebtedness” shall mean, with respect to any person (a) all obligations of such person for borrowed money, whether current or funded, secured or unsecured, (b) all obligations of such person for the deferred purchase price of any property or services (other than deferred revenue, customer deposits and trade accounts payable arising in the ordinary course of business of such person), (c) all obligations of such person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or should be, in accordance with GAAP or other generally accepted accounting principles as applicable to such person, recorded as capital leases in respect of which such person is liable as lessee, (e) any obligation of such person in respect of bankers’ acceptances, (f) any obligations secured by Liens on property acquired by such person, whether or not such obligations were assumed by such person at the time of acquisition of such property, (g) any amounts owed to a Caliper Company, (h) all obligations of a type referred to in clauses (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by such person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, (i) any refinancings of any of the foregoing obligations, (j) any penalties or fees accrued under any of the foregoing, including those resulting from the prepayment or repayment of any of the foregoing obligations and (k) all accrued interest payable on any of the foregoing obligations.

“Indemnification Cap” shall have the meaning set forth in Section 2.6 hereof.

“Indemnified Party” shall have the meaning set forth in Section 6.2(a) hereof.

“Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information including databases and data collections and all rights therein; (iii) works of authorship (including computer programs and source and object code), architecture, artwork, logo images, documentation, files, records, schematics, test data and development tools; (iv) processes, devices and prototypes; (v) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (vii) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor throughout the world; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (v) trade secrets (including, those trade secrets defined in

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

“Intercompany Transactions” shall have the meaning set forth in Section 2.17(a) hereof.

“Interested Person” shall have the meaning set forth in Section 2.17(a) hereof.

“IP Indemnification Cap” shall have the meaning set forth in Section 2.6 hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean with respect to Caliper, the  knowledge of the officers and directors of Caliper and the Company.

“Law” shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other provision having the force or effect of law enacted, issued, promulgated, enforced or ordered by a Governmental Entity.

“Lease Agreements” shall have the meaning set forth in Section 2.12(b) hereof.

“Leased Real Property” shall have the meaning set forth in Section 2.12(a) hereof.

“Liability” shall mean, with respect to any person, any liability or obligation of such person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such person.

“Licensed-In Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights licensed to the Company.

“Licensed-Out Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights licensed by the Company to any person, including Caliper and its Subsidiaries other than the Company.

“Licensed Company Intellectual Property” shall have the meaning set forth in Section 2.13(a).

“Liens” means all security interests, liens, pledges, charges, claims, encroachments, defects of title, options, rights of first refusal or first offer, easements, licenses, covenants or any other encumbrances or restrictions on the use or exercise of any attribute of ownership, pledges, charges or encumbrances of any kind.

“Loss” shall have the meaning set forth in Section 6.2(a) hereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Made Available” shall mean, with respect to a document, that such document has been posted by the Company to the Data Room and that Taconic has been granted unrestricted access to view such document.

“Net Working Capital” shall mean (as finally determined under Section 1.15 (i)) all current assets of the Company (excluding Company Cash and deferred tax assets) as of the close of business on the Closing Date minus (ii) all current liabilities of the Company (excluding Indebtedness, deferred revenue and deferred tax liabilities) as of the close of business on the Closing Date. Notwithstanding the foregoing, Net Working Capital shall be calculated as of the Closing with respect to all amounts required to be forgiven or discharged immediately prior to the Closing.

“Net Working Capital Adjustment” shall mean the amount by which Net Working Capital is more than $[***] above the Target Net Working Capital Amount or is more than $[***] below the Target Net Working Capital Amount, as applicable.

“Officer’s Certificate” shall have the meaning set forth in Section 6.3(a) hereof.

“Official” shall have the meaning set forth in Section 2.27 hereof.

“Open Source Materials” shall have the meaning set forth in Section 2.13(k) hereof.

“Ordinary Course of Business” shall mean, with respect to a person or entity, the ordinary course of the normal day-to-day operations of such person or entity consistent with customs and past practice.

“Owned Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights that are owned by the Company.

“Permits” shall mean any permits, consents, licenses, certificates, registrations, certificates of occupancy or use, variances, orders, governmental authorizations or approvals, or any other permits.

“Pre-Closing Tax Period” shall mean any taxable period that begins before the Closing Date and ends on or before the Closing Date.

“Pre-Closing Tax Return” shall have the meaning set forth in Section 4.11(b) hereof.

“Pre-Closing Taxes” shall mean (i) all Taxes attributable to or payable with respect to a Pre-Closing Tax Period and (ii) in the case of any taxable period that includes (but does not end on) the Closing Date, (x) the amount of any income or other Taxes measured on the basis of actual economic activity (such as sales Taxes) that are attributable or payable with respect to such period determined on a closing of the books as of the close of business on the Closing Date, and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time, and (y) the amount of any other Taxes (if not described in the preceding clause (x), such as ad valorem

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Taxes) that are attributable or payable with respect to the period determined on a pro rata basis with reference to the number of days in such period prior to and including the Closing Date relative to the number of days remaining in such period after the Closing Date.

“Preliminary Statement” shall have the meaning set forth in Section 1.14 hereof.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or out of any property, including the movement of any materials through or in the air, soil, surface water, ground water or property.

“Remedial Action” shall mean all actions to (a) abate, contain, ameliorate, clean up, remove, treat, remediate or in any other way address any Hazardous Materials; (b) prevent the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger human health or welfare or the indoor or outdoor environment; or (c) perform studies, investigations, and pre- or post-remedial monitoring and care; and (d) otherwise correct a condition of noncompliance with Environmental Laws.

“Section 280G Payment” shall have the meaning set forth in Section 2.24(g) hereof.

“Section 382 Allocation Agreement” shall have the meaning set forth in Section 4.12(g) hereof.

“Share” shall have the meaning set forth in Section 1.1 hereof.

“Special Representation” shall have the meaning set forth in Section 6.1(a) hereof.

“Specified Third Party Intellectual Property” shall have the meaning set forth in Section 2.13(f) hereof.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

“Survival Date” shall have the meaning set forth in Section 6.1 hereof.

“Taconic” shall have the meaning set forth in the preamble hereof.

“Taconic Material Adverse Effect” shall mean any change, event or effect that is materially adverse to (i) the business, assets (whether tangible or intangible), condition (financial or otherwise), prospects, results of operations or capitalization of Taconic or (ii) Taconic’s ability to consummate the transactions contemplated by this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Target Net Working Capital Amount” shall mean $[***].

“Tax” or “Taxes” shall mean (i) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, profits, margins, excise, real or personal property, lease, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, ad valorem, stamp, capital, environmental, employment, worker’s compensation, disability, social security, utility, production, unemployment compensation, windfall profits, duties, registration, business organization, alternative or add-on minimum, fees and charges, imposed by any Governmental Entity (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (ii) Liability for the payment of any amounts of the type described in clause (i) as a predecessor entity or as a transferee or a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) Liability for the payment of any amounts as a result of being party to any Tax sharing agreement or arrangement or as a result of any obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Tax Claim” shall mean any third party claim (i) relating to Taxes for which Caliper is liable pursuant to Section 4.11 or (ii) relating to any breach of the representations and warranties contained in Section 2.10.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document and any schedule, attachment or amendment thereto filed or required by any Governmental Entity to be filed in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the Laws relating to any Tax.

“Third-Party Expenses” shall have the meaning set forth in Section 4.2 hereof.

“Threshold Amount” shall have the meaning set forth in Section 6.2(a)(iii) hereof.

“Transaction” shall have the meaning set forth in preamble hereof.

“Treasury Regulations” shall mean the final, temporary and proposed federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.  All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of predecessor or succeeding Treasury Regulations.

[Remainder of page intentionally left blank.]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, Taconic, CLS and Xenogen have caused this Agreement to be signed, all as of the date first written above.

TACONIC FARMS, INC.

By:	/s/ Todd F. Little
Name: Todd F. Little
Title: President and Chief Executive Officer

CALIPER LIFE SCIENCES, INC.

By:	/s/ E. Kevin Hrusovsky
Name: E. Kevin Hrusovsky
Title: President and Chief Executive Officer

XENOGEN CORPORATION

By:	/s/ E. Kevin Hrusovsky
Name: E. Kevin Hrusovsky
Title: President and Chief Executive Officer

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.